Exhibit 10.13

MERIX Bioscience, Inc.
4233 Technology Drive
Durham, NC 27704-2173

phone: 919-287-6300
fax: 919-287-6301

March 24, 2003	VIA OVERNIGHT DELIVERY

Frederick M. Miesowicz, Ph.D.

Dear Dr. Miesowicz:

I am pleased to extend this offer of employment with MERIX Bioscience, Inc. (“MERIX” or the “Company”). We at MERIX are excited about the challenges and opportunities that lie ahead for us collectively and are enthusiastic about the prospect of your joining the MERIX team. We look forward to your favorable response to this offer.

This offer is contingent upon the following: satisfactory completion of the MERIX employment application, your ability to begin work on the date indicated below, proof of your authorization to work in the United States (I-9 Employment Eligibility Verification), execution of a Confidentiality and Inventions Agreement, satisfactory completion of conversations with selected Board members, and passing a pre-employment drug screening.

The details of this offer are as follows:

Title:	Vice President, Manufacturing & Process Development

Reporting To:	Clint Dederick Chief Executive Officer

Start Date:	As soon as is reasonable after resigning from your present job.

Compensation:	A base salary of $9583.00 per pay period, which equates to $230,000 annually, and is payable semi-monthly.

Bonus:	A bonus equivalent of 20% of base salary, to be paid on an annual basis, based upon the accomplishment of mutually agreed upon milestones and objectives.

Stock Options:	In accordance with the applicable stock option plan and a written stock option agreement, and subject to the approval of the Board of Directors, you will be granted incentive stock options to purchase 800,000 shares of MERIX common stock at fair market value at the date of grant, The options will vest over four years in accordance with the applicable plan.

Frederick M. Miesowicz, Ph.D.

March 24, 2003

Benefits:	MERIX offers a benefit program for regular, full-time employees, which includes the following elements:

• Health Insurance

• Dental Insurance

• Life and AD&D Insurance

• Short Term Disability

• Long Term Disability

• Eleven paid holidays per year

• 401(k) Savings and Investment Plan

• Paid Time Off (PTO) eligibility based on service with the Company and initially prorated at 16.67 hours per month (equivalent to 25 days per year)

• Note: MERIX pays 100% of all individual benefit premiums and 50% of dependent premiums.)

• A Benefit Summary is enclosed. Additional details of the plans will be provided at a later date.

MERIX will regularly review all its benefit plans and reserves the right to change or terminate such plans at any time.

Relocation:	It is the Company’s desire to ease the burdens resulting from your relocation to our Research Triangle area location. To assist you and your family in moving to our area, the Company will provide the following additional benefits:

• The cost of moving your belongings.

• Reimbursement for real estate closing costs which include legal expenses to cover the sale of the house that is your principal residence.

• The cost of temporary accommodations in the Research Triangle area for up to 90 days following commencement of your employment and prior to your moving into your new housing.

• The cost of up to two additional trips by your spouse to do house hunting in the Research Triangle area.

In conjunction with the payment of these relocation related expenses by MERIX on your behalf, you will be asked to sign a note requiring you to reimburse the Company for the Company-paid relocation expenses should you resign your employment prior to the one-year anniversary of your start date.

Severance:	If you are terminated, upon termination you will receive a severance payment equal to nine months of salary. You will continue to receive identified medical and dental insurance coverage for nine months.

Frederick M. Miesowicz, Ph.D.

March 24, 2003

This offer letter is not intended to, nor does it, create any employment contract for any specified term or duration between you and the Company. In accordance with the laws of the State of North Carolina, your employment with the Company is considered “at will”. This means that, just as you may resign your employment at any time, MERIX may, in its sole discretion, with or without cause, terminate your employment for any reason.

Like most companies, MERIX requires all employees to protect confidential information and to assign to the Company intellectual property developed while working with us at MERIX. A copy of an agreement detailing your obligations is enclosed. Upon acceptance of the terms and conditions of this offer, please sign, date and return to us the duplicate of this letter and the Confidentiality and Inventions Agreement.

The Immigration Reform and Control Act of 1986 makes it unlawful for any employer to hire an illegal alien. The Act requires MERIX to verify the identity and eligibility of each new employee to work in the United States. U.S. Government Form I-9 will be provided on your first day of employment. You will be asked to provide acceptable proof of eligibility to work in the United States. New employees may not be permitted to begin employment at MERIX until such verification is complete.

This letter agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes and replaces all oral and written agreements, if any, between the parties with respect to the subject matter of this letter agreement.

On behalf of all the members of the MERIX team, I wish to reaffirm our excitement about the future potential of this Company and our enthusiasm about the prospect of your joining MERIX. Please let me know if you have any questions or need additional assistance. I can be reached at 919-287-6300.

If our employment offer is satisfactory, please sign the duplicate of this letter and the Confidentiality and Inventions Agreement enclosed and return them to me. We are looking forward to working with you in contributing to the growth of MERIX.

Sincerely,

Clint Dederick President and CEO

Frederick M. Miesowicz, Ph.D.

March 24, 2003

I accept the position of Vice President, Manufacturing & Process Development.

Signed:

Date:	April 4, 2003

Start Date:	ASAP AFTER RESIGNING CURRENT POSITION.

February 22, 2008

Frederick M. Miesowicz, Ph.D.

Re:	Amendment 1 to March 24, 2003 Offer Letter

Dear Dr. Miesowicz:

This letter is an Amendment (the “Amendment”) to the employment offer letter dated March 24, 2003 (“Offer Letter”) between you and Argos Therapeutics, Inc. (formerly known as MERIX Bioscience, Inc.) (the “Company, and shall become effective as of January 1, 2008.

The section of the Offer Letter entitled “Severance” on page 2 shall be amended and restated in its entirety as follows:

In the event you are terminated, the Company will provide you with compensation equal to nine month’s salary. You will also continue to receive the medical and dental coverage you were receiving prior to your termination for nine months, subject to the availability of such plans to non-employees. You will continue to be obligated to pay your portion of dependent premiums for such health and dental coverage. These severance benefits will be paid on the Company’s regular pay date or dates of each month after termination for a total of nine months provided you execute (and do not revoke) the Company’s standard release within sixty (60) days of the date of your termination of employment.

Except as set forth above or in any other written agreement between us, the remaining terms of the Offer Letter shall remain in full force and effect.

If the foregoing is acceptable, please so indicate by signing and dating this Amendment in the space provided below for your signature and return an executed original of this Amendment to the undersigned and we shall have an agreement governed by North Carolina law.

Sincerely,

ARGOS THERAPEUTICS, INC.

By:
Title:	CEO

ACKNOWLEDGED AND AGREED TO THIS 22 DAY OF FEBRUARY, 2008.

Frederick M. Miesowicz